Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BioMed Realty Trust, Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-3 dated June 11, 2007 of BioMed Realty Trust, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2006 and 2005, the related consolidated statements of income, and stockholders’ equity and comprehensive income of BioMed Realty Trust, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2006 and for the period from August 11, 2004 (commencement of operations) through December 31, 2004, the related statements of income and owners’ equity of Inhale 201 Industrial Road, L.P., as defined in note 1 of BioMed Realty Trust, Inc. and subsidiaries’ consolidated financial statements, for the period from January 1, 2004 through August 17, 2004, the related consolidated statements of cash flows of BioMed Realty Trust, Inc. and subsidiaries for the years ended December 31, 2006 and 2005, the related consolidated and combined statement of cash flows of BioMed Realty Trust, Inc. and subsidiaries and Inhale 201 Industrial Road, L.P. for the year ended December 31, 2004, the accompanying financial statement schedule III, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006 of BioMed Realty Trust, Inc. and subsidiaries, which reports appear in the December 31, 2006 Annual Report on Form 10-K of BioMed Realty Trust, Inc. Further, we consent to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
San Diego, California
June 7, 2007